Exhibit 11

                        Computation of Earnings Per Share

The computation of earnings per share for each period presented is as follows:

                                             1998          1997         1996
                                         -----------   -----------   -----------
Net income ...........................   $15,902,163    14,562,158    12,670,771

Less: Minority Interest ..............         7,425             0             0
                                         ---------------------------------------
Net Income Available to Common
    Shareholders .....................   $15,894,738   $14,562,158   $12,670,771

Weighted average shares
    outstanding* .....................     9,711,531     9,793,913     9,961,538
Plus: Effect of Stock Options as
    Dilutive Securities ..............       145,950       163,277       101,859
                                         ---------------------------------------
Adjusted Weighted Average Shares
    Assuming Dilution ................     9,857,481     9,957,190    10,063,397
Earnings per share, basic ............   $      1.64   $      1.49   $      1.27
Earnings per share, diluted ..........   $      1.61   $      1.46   $      1.26

* Adjusted for the 2-for-1 split of the Common Stock that became effective October 7, 1997.